UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 31, 2013

Corning Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

New York	1-3247	16-0393470
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Riverfront Plaza, Corning, New York		14831
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	607-974-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on April 24, 2013, the Board of Directors of Corning Incorporated ("Corning") approved a share repurchase program (the "April 2013 Repurchase Program") for up to $2 billion of Corning's outstanding common stock, which permits Corning to effect repurchases from time to time through a combination of open market repurchases, privately negotiated transactions, advance repurchase agreements and/or other arrangements.

On October 31, 2013, Corning entered into an accelerated share repurchase ("ASR") agreement with JPMorgan Chase Bank, National Association, London Branch ("JPMorgan") to repurchase approximately $1 billion of Corning’s common stock. Under the ASR, Corning will make a $1 billion payment to JPMorgan on October 31, 2013 and will receive an initial delivery of approximately 47 million shares of common stock from JPMorgan on the same day. The total number of shares Corning will repurchase under the ASR agreement will be based generally upon the average daily volume weighted average price of Corning’s common stock during a repurchase period, less a discount and subject to adjustments pursuant to the terms and conditions of the ASR agreement. At settlement, under certain circumstances, JPMorgan may be required to deliver additional shares of common stock to Corning, or under certain circumstances, Corning may be required either to deliver shares of common stock or to make a cash payment to JPMorgan. Final settlement of the transaction under the ASR agreement is expected to occur in the first quarter of 2014. The terms of the transaction under the ASR agreement are subject to adjustment if Corning were to enter into or announce certain types of transactions or to take certain corporate actions.

In addition to the April 2013 Repurchase Program, on October 22, 2013, Corning announced a separate $2 billion repurchase program subject to the consummation of Corning’s acquisition of the remaining 50% interest in Samsung Corning Precision Materials Co., Ltd.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corning Incorporated

October 31, 2013	By:	/s/ Linda E. Jolly

Name: Linda E. Jolly
Title: Corporate Secretary